As filed with the Securities and Exchange Commission on August 25, 2003
Registration No. 333-106889

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT
 Under
The Securities Act of 1933

JUNIPER NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0422528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lisa C. Berry, Esq.
Vice President, General Counsel and Secretary
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Larry W. Sonsini, Esq.
John A. Fore, Esq.
Katharine A. Martin, Esq.
Bret M. DiMarco, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this

Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Securities to	to be	Offering Price	Aggregate	Registration
be Registered	Registered	Per Share (1)	Offering Price	Fee

Zero Coupon Convertible Senior Notes due June 15, 2008	$400,000,000	100%	$400,000,000	$32,360 (4)

Common Stock, $0.00001 par value	19,860,973 (2)	(2)	(2)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.

(2)	Includes 19,860,973 shares of common stock issuable upon conversion of the notes at the initial conversion price of approximately $20.14 per share. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

(4)	Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 25, 2003

$400,000,000

Juniper Networks, Inc.

Zero Coupon Convertible Senior Notes due June 15, 2008 and 19,860,973 Shares of Common
Stock Issuable Upon Conversion of the Notes

     We issued the notes in private placements in May and June 2003. This prospectus will be used by selling security holders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

     The notes will mature on June 15, 2008. As described in more detail beginning on page 9 of this prospectus, you may convert the notes into shares of our common stock at any time before the close of business on the date of their maturity unless we have previously repurchased the notes, if:

          · on any date on or prior to December 31, 2007, the closing sales price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the date immediately prior to the eleventh trading day of the following fiscal quarter was more than 110% of the then current conversion price of the notes;

          · on any date after December 31, 2007, the closing sales price of our common stock is more than 110% of the then current conversion price of the notes;

          · specified corporate transactions involving the distribution to all or substantially all of our holders of common stock of rights, options, warrants, cash, assets, debt, securities or capital stock should occur;

          · we become a party to a consolidation, merger or sale of all or substantially all of our assets and that consolidation, merger or sale constitutes a “change in control” transaction, as described in this prospectus; and

          · subject to the exceptions described in this prospectus, during the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the product of the closing sale price of our shares of common stock on a given day and the then current conversion rate for the notes during that period.

The conversion rate is 49.6512 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $20.14 per share. On August 22, 2003, the last reported sale price for the common stock on the Nasdaq National Market was $15.48 per share. Our common stock is quoted under the symbol “JNPR.”

     The notes rank on a parity in right of payment with all of our existing and future senior unsecured debt and are effectively subordinated to all of our existing and future secured debt, to the extent of such security, and all liabilities of our subsidiaries. As of May 31, 2003, the aggregate amount of liabilities of our subsidiaries was approximately $80.1 million, excluding intercompany obligations.

     We may not call the notes for redemption prior to maturity. While we cannot call the notes, you have the option, subject to certain conditions, to put the notes back to us and require us to repurchase any notes held by you in the event of a change in control at a price equal to 100% of the principal amount of the notes.

     The notes are not listed on any securities exchange or included in any automated quotation system.

     Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 13.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2003.

SUMMARY
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
SIGNATURES
EXHIBIT 5.1
EXHIBIT 12.1

SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this prospectus and incorporated in this prospectus by reference. You should carefully consider the information set forth under “Risk Factors.” Unless the context otherwise requires, the terms “Juniper Networks,” “we,” “us” and “our” refer to Juniper Networks, Inc., a Delaware corporation.

Juniper Networks, Inc.

     We are a leading provider of network infrastructure solutions that transform the business of networking. We enable customers, including wireline operators, mobile operators, cable operators, government organizations, research and education facilities and enterprises, to convert their business models from one of providing a commodity service to that of providing more differentiation and value to end users as well as increased reliability and security, thereby making the network a more valuable asset. Our products, services and solutions enable service providers and other network-intensive businesses to support and deliver services and applications on a highly efficient and low cost integrated network by providing the necessary technology, including software and hardware, with many functions and features allowing customers to sell services to their customers, both corporate and residential. Our products are designed and purpose-built for service provider networks and offer our customers best-in-class capabilities with less complexity and cost than other older alternatives. Unlike conventional routers, which were originally developed for enterprise applications and are increasingly inadequate for use in highly scaled public and private networks, our products are specifically designed to accommodate substantial size, scope and security demands.

     We developed, marketed and sold the first commercially available purpose-built Internet backbone router optimized for the specific high performance needs of service providers. As the need for core bandwidth continued to increase, the need for products with enhanced service capabilities at the service providers access point, or edge, of the network was created. Our products are designed to address the needs at the core and the edge of the network as well as for wireless and cable access by combining the features of high-speed application specific integrated circuits (ASICs) to forward packets of information, our software and a network-optimized architecture.

     The reliability and performance of current network infrastructure equipment have become and continue to be critical issues for service providers as they support dramatic growth in IP traffic and increasingly seek to offer new revenue generating, mission-critical and other services. The need for high reliability, high performance, scalability, interoperability and cost effectiveness are fundamental requirements in meeting the needs associated with the growth in IP traffic. New requirements will continue to arise for next generation networks, which will drive a set of new requirements for network infrastructure equipment.

     As part of our product and services offerings, our Model for Integrated Network Transformation (MINT) provides a business and network framework that enables service providers to manage the transition from a high cost, low value model to a more differentiated, lucrative, value-added model. Technologies such as IP routing, multi-protocol label switching (MPLS) and Packet Processing have been successfully deployed in a number of service provider networks for a number of years and have now been enhanced and matured to a degree that they can be applied to solving issues such as the supply of new IP based services and consolidating legacy networks.

     The MINT also provides customers insight on how to run the network and apply the technologies appropriate to the revenue opportunities being presented to our customers. The MINT advocates a software based approach in the provision of services similar to the model that has proved to be successful in the telephony market. It defines a new operational model for service providers to address the data communications market by:

•	addressing underserved markets with new services and a low touch/low cost operational model improving the profitability of these services; and

•	supporting existing services such as Frame Relay, ATM, Internet access with a better cost model.

     We were incorporated in the State of California in 1996 and reincorporated in the State of Delaware in 1997. Our principal executive offices are located at 1194 North Mathilda Avenue, Sunnyvale, California 94089 and our telephone number at that location is (408) 745-2000. Our website is www.juniper.net.

     Juniper Networks is registered in the U.S. Patent and Trademark Office and in other countries as a trademark of Juniper Networks, Inc. Broadband Cable Processor, ERX, ESP, G1, G10, G-series, Internet Processor, JUNOS, JUNOScript, M5, M10, M20, M40, M40e, M160, M-series, NMC-RX, SDX, ServiceGuard, T320, T640, T-series, UMC, and Unison are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

The Offering

Securities offered	$400,000,000 principal amount of Zero Coupon Convertible Senior Notes due June 15, 2008

Offering price	100% of the principal amount of the notes.

Interest	Interest on the notes will be zero.

Conversion	Unless we have previously repurchased the notes, you will have the right, at your option, to convert your notes, in whole or in part, into shares of our common stock at any time prior to maturity, subject to adjustments described herein, at a rate of 49.6512 shares of common stock per $1,000 principal amount of notes (which is equivalent to a conversion price of approximately $20.14 per share), as follows:

•	you will have such conversion right in a conversion period on any date on or prior to December 31, 2007, if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of such conversion period was more than 110% of the then current conversion price of the notes;

•	if, on any date after December 31, 2007, the closing sale price of our common stock is more than 110% of the then current conversion price of the notes, then you will have such conversion right at all times thereafter;

•	if we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution;

•	if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution; or

•	if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control transaction as defined in the indenture governing the notes.

You may also convert your notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined in the indenture) for the notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price on the notes and less than or equal to 110% of the then current conversion price on the notes and you surrender your notes for conversion, you will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of your notes on such conversion date. If we elect to pay you in common stock or in a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date. The conversion rate is subject to adjustment upon events described in this prospectus.

Ranking	The notes:

•	are senior unsecured obligations,

•	rank on parity in right of payment with all of our existing and future senior unsecured debt, and

•	rank senior to all of our existing and future debt that expressly provides that it is subordinated to the notes, including our 4.75% Convertible Subordinated Notes due 2007.

The notes are also effectively subordinated in right of payment to all of our existing and future secured debt, to the extent of such security, and all existing and future debt and other liabilities of our subsidiaries. As of May 31, 2003, the aggregate amount of liabilities of our subsidiaries was approximately $80.1 million (excluding intercompany liabilities). The indenture does not restrict the incurrence of debt by us or any of our subsidiaries.

Optional redemption by Juniper Networks	We may not redeem the notes prior to their maturity date.

Repurchase at the option of the holders upon a change in control	Upon a change in control, as that term is defined in the indenture, you have the right, subject to conditions and restrictions, to require us to repurchase some or all of your notes at a price equal to 100% of the principal amount. The repurchase price is payable in cash or, at our option, subject to certain circumstances, in shares of our common stock, valued at 95% of the average closing sales prices of the common stock for the five trading days preceding and including the third trading day prior to the repurchase date.

Use of proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the underlying common stock into which the notes may be converted.

Events of default	You may require us to pay all outstanding amounts due under the notes if:

•	we fail to pay principal of any note when due;

•	we fail to pay liquidated damages on any note when due, and such failure continues for 30 days;

•	we fail to provide the notice that we are required to give in the event of a change in control;

•	we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•	we or any of our significant subsidiaries fail to pay when due, either at its maturity or upon acceleration, any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, in excess of $35.0 million if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

•	events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries specified in the indenture.

Listing of common stock	Our common stock is quoted on the Nasdaq National Market under the symbol “JNPR.”

Risk Factors

     You should read the “Risk Factors” section, beginning on page 13 of this prospectus, so that you understand the risks associated with an investment in the notes.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended					Six Months Ended

	December 31,	December 31,	December 31,	December 31,	December 31,	June 30,	June 30,
	1998	1999	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges	— (2)	— (2)	5.64 (1)	1.31 (1)	— (2)	— (2)	1.86 (1)

(1)	For these ratios, “earnings” represents (a) income before taxes before adjustment for minority interests in equity investments and (b) fixed charges. Fixed charges consist of interest on all indebtedness and amortization of capitalized debt issuance costs and an interest factor attributable to rentals.

(2)	The pre-tax losses from continuing operations for the years ended December 31, 1998, 1999 and 2002 and for the six-month period ended June 30, 2002 are not sufficient to cover fixed charges by a total of approximately $31.0 million in 1998, $6.6 million in 1999, $113.8 million in 2002 and $37.1 million for the six-month period ended June 30, 2002. As a result, the ratio of earnings to fixed charges has not been computed for any of these periods.

RISK FACTORS

     In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before making an investment in the notes.

Risks related to our business

We face intense competition that could reduce our market share and adversely affect our ability to generate revenues.

     Competition in the network infrastructure market is intense. This market has historically been dominated by Cisco with other companies such as Nortel Networks and Lucent Technologies providing products to a smaller segment of the market. In addition, a number of other small public or private companies have announced plans for new products to address the same challenges that our products address.

     If we are unable to compete successfully against existing and future competitors from a product offering standpoint or from potential price competition by such competitors, we could experience a loss in market share and/or be required to reduce prices, resulting in reduced gross margins, either of which could materially and adversely affect our business, operating results and financial condition.

The current economic conditions, combined with the financial condition of some of our customers, make it difficult to predict revenues for a particular period and a shortfall in revenues may harm our operating results.

     The continuing economic downturn generally, and in the telecommunication industry specifically, combined with our own relatively limited operating history in the context of such a continuing economic downturn, makes it difficult to accurately forecast revenue.

     We have experienced and expect, in the foreseeable future, to continue to experience limited visibility into our customers’ spending plans and capital budgets. This limited visibility complicates the revenue forecasting process. Additionally, many customers funded their network infrastructure purchases through a variety of debt and similar instruments and many of these same customers are carrying a significant debt burden and are experiencing reduced cash flow with which to carry the cost of the debt and the corresponding interest charges, which reduces their ability to both justify and make future purchases. The telecommunications industry has experienced consolidation and rationalization of its participants and we expect this trend to continue. There have been adverse changes in the public and private equity and debt markets for telecommunications industry participants, which have affected their ability to obtain financing or to fund capital expenditures. In some cases the significant debt burden carried by these customers has reduced their ability to pay for the purchases made to date. This has contributed, and we expect it to continue to contribute, to the uncertainty of the amounts and timing of capital expenditures, further limiting visibility and complicating the forecasting process. Certain of these customers have filed for bankruptcy as a result of their debt burdens. Although these customers generally expect that they will emerge from the bankruptcy proceedings in the future, a bankruptcy proceeding can be a slow and cumbersome process further limiting the visibility and complicating the revenue forecasting process as to these customers. Even if they should emerge from such proceedings, the extent and timing of any future purchases of equipment is uncertain. This uncertainty will further complicate the revenue forecasting process.

     In addition, our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short-term. If we do not achieve our expected revenues, the operating results will be below our expectations and those of investors and market analysts, which could cause the price of our common stock to decline.

If we do not succeed in increasing our revenues, we may not become or stay profitable in future periods.

     We have large fixed expenses and any decline in net revenues may disproportionately affect our operating results. If we cannot grow our net revenues or decrease our fixed expenses we will not be profitable in future periods.

A limited number of customers comprise a significant portion of our revenues and any decrease in revenue from these customers could have an adverse effect on us.

     Even though our customer base has increased substantially, we expect that a large portion of our net revenues will continue to depend on sales to a limited number of customers. Two of our customers each accounted for greater than 10% of our revenues in the quarter ended June 30, 2003. Any downturn in the business of these customers or potential new customers could significantly decrease sales to such customers and adversely affect our net revenues and results of operations.

We rely on distribution partners to sell our products, and disruptions to these channels could adversely affect our ability to generate revenues from the sale of our products.

     We believe that our future success is dependent upon establishing and maintaining successful relationships with a variety of distribution partners. We have entered into agreements with several value added resellers, some of which also sell products that compete with our products. We cannot be certain that we will be able to retain or attract resellers on a timely basis or at all, or that the resellers will devote adequate resources to selling our products.

Our products are highly technical and if they contain undetected software or hardware errors, our business could be adversely impacted.

     Our products are highly technical and are designed to be deployed in very large and complex networks. Certain of our products can only be fully tested when deployed in networks that generate high amounts of data and/or voice traffic. As a result, we may experience errors in connection with such products and for new products and enhancements. Any defects or errors in our products discovered in the future could result in loss of or delay in revenue, loss of customers and increased service and warranty cost, any of which could adversely impact our business and our results of operations.

If our products do not interoperate with our customers’ networks, installations will be delayed or cancelled and could result in substantial product returns, which could harm our business.

     Our products are designed to interface with our customers’ existing networks, each of which have different specifications and utilize multiple protocol standards. Many of our customers’ networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Our products must interoperate with all of the products within these networks as well as future products in order to meet our customers’ requirements. If we find errors in the existing software used in our customers’ networks, we must modify our software to fix or overcome these errors so that our products will interoperate and scale with the existing software and hardware. If our products do not interoperate with those of our customers’ networks, installations could be delayed, orders for our products could be cancelled or our products could be returned. This would also damage our reputation, which could seriously harm our business and prospects.

Problems arising from use of our products in conjunction with other vendors’ products could disrupt our business and harm our financial condition.

     Service providers typically use our products in conjunction with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems, any of which could adversely affect our business and financial condition.

Traditional telecommunications companies generally require more onerous terms and conditions of their vendors. As we seek to sell more products to such customers we may be required to agree to terms and conditions that may have an adverse effect on our business.

     Traditional telecommunications companies because of their size generally have had greater purchasing power and accordingly have requested and received more favorable terms, which often translate into more onerous terms and conditions for their vendors. As we seek to sell more products to this class of customer, we may be required to agree to such terms and conditions which may include terms that affect our ability to recognize revenue and have an adverse effect on our business and financial condition.

     In addition, many of this class of customer have purchased products from other vendors who promised certain functionality and failed to deliver such functionality and/or had products that caused problems and outages in the networks of these customers. As a result, this class of customer may request additional features from us and require substantial penalties for failure to deliver such features or may require substantial penalties for any network outages that may be caused by our products. These additional requests and penalties, if we are required to agree to them, may affect our ability to recognize the revenue from such sales, which may negatively affect our business and our financial condition.

If we do not successfully anticipate market needs and develop products and product enhancements that meet those needs, or if those products do not gain market acceptance, we may not be able to compete effectively and our ability to generate revenues will suffer.

     We cannot ensure that we will be able to anticipate future market needs or that we will be able to develop new products or product enhancements to meet such needs or to meet them in a timely manner. If we fail to anticipate the market requirements or to develop new products or product enhancements to meet those needs, such failure could substantially decrease market acceptance and sales of our present and future products, which would significantly harm our business and financial results. Even if we are able to anticipate and develop and commercially introduce new products and enhancements, there can be no assurance that new products or enhancements will achieve widespread market acceptance. Any failure of our future products to achieve market acceptance could adversely affect our business and financial results.

Our ability to develop, market and sell products could be harmed if we are unable to retain or hire key personnel.

     Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel. None of our officers or key employees is bound by an employment agreement for any specific term.

     The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could delay the development and introduction of and negatively impact our ability to develop, market or sell our products.

If we fail to accurately predict our manufacturing requirements, we could incur additional costs which would harm our results of operations or experience manufacturing delays which would harm our business.

     Our contract manufacturers are not obligated to supply products for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order because we do not have long-term supply contracts with them. In addition, lead times for required materials and components vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. We provide to our contract manufacturers a demand forecast. If we overestimate our requirements, the contract manufacturers may assess charges that could negatively impact our gross margins. For example, for the quarter ended September 30, 2001, we recorded a charge for approximately $39.9 million associated with contractual liabilities and carrying charges on excess materials at our contract manufacturers. If we underestimate our requirements, the contract manufacturers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues.

We currently depend on contract manufacturers with whom we do not have long-term supply contracts, and changes to those relationships, expected or unexpected, may result in delays or disruptions that could cause us to lose revenue and damage our customer relationships.

     We depend on independent contract manufacturers (each of whom is a third party manufacturer for numerous companies) to manufacture our products. We do not have a long-term supply contract with such manufacturers and if we should fail to effectively manage our contract manufacturer relationships or if one or more of them should experience delays, disruptions or quality control problems in its manufacturing operations, our ability to ship products to our customers could be delayed which could adversely affect our business and financial results.

The long sales and implementation cycles for our products, as well as our expectation that customers will sporadically place large orders with short lead times may cause revenues and operating results to vary significantly from quarter to quarter.

     A customer’s decision to purchase our products involves a significant commitment of its resources and a lengthy evaluation and product qualification process. As a result, the sales cycle may be lengthy. Throughout the sales cycle, we often spend considerable time educating and providing information to prospective customers regarding the use and benefits of our products. Even after making the decision to purchase, customers tend to deploy the products slowly and deliberately. Timing of deployment can vary widely and depends on the skill set of the customer, the size of the network deployment, the complexity of the customer’s network environment and the degree of hardware and software configuration necessary to deploy the products. Customers with large networks usually expand their networks in large increments on a periodic basis. Accordingly, we expect to receive purchase orders for significant dollar amounts on an irregular basis. These long cycles, as well as our expectation that customers will tend to sporadically place large orders with short lead times, may cause revenues and operating results to vary significantly and unexpectedly from quarter to quarter.

If our restructuring initiatives are not sufficient to meet industry and market conditions and to achieve future profitability, we may undertake further restructuring initiatives, which may adversely affect our business, operating results and financial condition.

     In response to industry and market conditions, we have restructured our business and reduced our workforce. The assumptions underlying our restructuring efforts will be assessed on an ongoing basis and may prove to be inaccurate and we may have to restructure our business again in the future to achieve certain cost savings and to strategically realign our resources.

     Our restructuring plan is based on certain assumptions regarding the cost structure of our business and the nature, severity, and duration of the current industry adjustment, which may not prove to be accurate. While restructuring, we have assessed, and will continue to assess, whether we should further reduce our workforce, as well as review the recoverability of our tangible and intangible assets, including the land purchased in January 2001. Any such decisions may result in the recording of additional charges, such as workforce reduction costs, facilities reduction costs, asset write-downs, and contractual settlements.

     Additionally, estimates and assumptions used in asset valuations are subject to uncertainties, as are accounting estimates with respect to the useful life and ultimate recoverability of our carrying basis of assets, including goodwill and other intangible assets. As a result, future market conditions may result in further charges for the write down of tangible and intangible assets.

     We may not be able to successfully implement the initiatives we have undertaken in restructuring our business and, even if successfully implemented, these initiatives may not be sufficient to meet the changes in industry and market conditions and to achieve future profitability. Furthermore, our workforce reductions may impair our ability to realize our current or future business objectives. Lastly, costs actually incurred in connection with restructuring actions may be higher than the estimated costs of such actions and/or may not lead to the anticipated cost savings.

If we become subject to litigation regarding intellectual property rights, such litigation will likely be time consuming and require a significant amount of resources to prosecute or defend, we may have to expend a substantial amount of resources to make our products non-infringing and may have to pay a substantial amount of money in damages.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although we are not involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights and may require us to redesign or stop selling, incorporating or using products that use the challenged intellectual property, all of which could seriously harm our business. These lawsuits, regardless of their ultimate outcome, would likely be time-consuming and expensive to resolve and would divert management time and attention.

Our products incorporate and rely upon third-party licensed technology and if licenses of third-party technology do not continue to be available to us or become very expensive, our revenues and ability to develop and introduce new products could be adversely affected.

     We integrate third-party licensed technology in certain of our products. From time to time we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. Our inability to maintain or re-license any third party licenses required in our current products or our inability to obtain third-party licenses necessary to develop new products and product enhancements, could require us to obtain substitute technology of lower quality or performance standards or at a greater cost, any of which could harm our business, financial condition and results of operations.

Due to the global nature of our operations, economic or social conditions or changes in a particular country or region could adversely affect our sales or increase our costs and expenses, which would have a material adverse impact on our financial condition.

     We conduct significant sales and customer support operations directly and indirectly through our distributors in countries outside of the United States and also depend on the operations of our contract manufacturers that are located outside of the United States. For the quarters ended March 31, 2003 and 2002, we derived 62% and 31% of our revenues, respectively, from sales outside North America. Accordingly, our future results could be materially adversely affected by a variety of uncontrollable and changing factors including, among others, political or social unrest or economic instability in a specific country or region; trade protection measures and other regulatory requirements which may affect our ability to import or export our products from various countries; service provider and government spending patterns affected by political considerations; and difficulties in staffing and managing international operations. Any or all of these factors could have a material adverse impact on our revenue, costs, expenses and financial condition.

We are exposed to fluctuations in currency exchange rates which could negatively affect our financial results and cash flows.

     Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in non-US currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results and cash flows.

     The majority of our revenue and expenses are transacted in US Dollars. We also have some transactions that are denominated in foreign currencies, primarily the Japanese Yen, Hong Kong Dollar, British Pound and the Euro, related to our sale and service operations outside of the United States. An increase in the value of the US Dollar could increase the real cost to our customers of our products in those markets outside the United States where we sell in US Dollars, and a weakened dollar could increase the cost of local operating expenses and procurement of raw materials to the extent we must purchase components in foreign currencies.

     Currently, we hedge only those currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and periodically will hedge anticipated foreign currency cash flows. The hedging activities undertaken by us are intended to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities. Our attempts to hedge against these risks may not be successful, resulting in an adverse impact on our net income.

Any acquisition we make could disrupt our business and harm our financial condition if we are not able to successfully integrate acquired businesses and technologies or if expected synergies do not materialize.

     We have made and may continue to make acquisitions and investments in order to enhance our business. Acquisitions involve numerous risks, including problems combining the purchased operations, technologies or products, unanticipated costs, diversion of management’s attention from our core business, adverse effects on existing business relationships with suppliers and customers, risks associated with entering markets in which we have no or limited prior experience and potential loss of key employees. There can be no assurance that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire.

     The integration of businesses that we have acquired into our business has been and will continue to be a complex, time consuming and expensive process. We must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices to be successful. For example, although we completed the acquisition of Unisphere Networks on July 1, 2002, integration of the products, product roadmap and operations is a continuing activity and will be for the foreseeable future. As a result of these activities, we may lose opportunities and employees, which could disrupt our business and harm our financial results.

     We also intend to make investments in complementary companies, products or technologies. In the event of any such investments or acquisitions, we could issue stock that would dilute our current stockholders’ percentage ownership, incur debt, assume liabilities, incur amortization expenses related to purchases of intangible assets, or incur large and immediate write-offs.

We are a party to lawsuits, which, if determined adversely to us, could require us to pay damages which could harm our business and financial condition.

     We and certain of our current officers and current members of our board of directors are subject to various lawsuits brought by classes of stockholders alleging, among other things, violations of federal and state securities laws and breach of various fiduciary obligations. There can be no assurance that actions that have been or will be brought against us will be resolved in our favor. Regardless of whether they are resolved in our favor, these lawsuits are, and any future lawsuits to which we may become a party to in the future will likely be, expensive and time consuming to defend or resolve. Any losses resulting from these claims could adversely affect our profitability and cash flow.

Our quarterly results are inherently unpredictable and subject to substantial fluctuations and, as a result, we may fail to meet the expectations of securities analysts, which could adversely affect the trading price of our common stock.

     Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, including many of which are outside of our control and any of which may cause our stock price, and the price of the notes, to fluctuate.

     The factors that may impact the unpredictability of our quarterly results include the reduced visibility into customers’ spending plans, the changing market conditions, which have resulted in some customer and potential customer bankruptcies, a change in the mix of our products sold, from higher priced core products to lower priced edge products, and long sales and implementation cycles. As a result, we believe that quarter-to-quarter comparisons of operating results are not a good indication of future performance. It is likely that in some future quarters, operating results may be below the expectations of public market analysts and investors in which case the price of our common stock, and the price of the notes, may fall.

We are dependent on sole source and limited source suppliers for several key components which may make us susceptible to supply shortages or price fluctuations.

     With the current demand for electronic products, component shortages are possible and the predictability of the availability of such components may be limited. We currently purchase several key components, including ASICs, from single or limited sources. For example, IBM is our ASIC supplier. We may not be able to develop an alternate or second source in a timely manner, which could hurt our ability to deliver product to customers. If we are unable to buy these components on a timely basis, we will not be able to deliver product to our customers, which would seriously impact present and future sales, which would, in turn, adversely affect our business.

If we fail to adequately evolve our financial and managerial control and reporting systems and processes, our ability to manage and grow our business will be negatively impacted.

     Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial control and our reporting systems and procedures in order to manage our business effectively in the future. If we fail to continue to implement improved systems and processes, our ability to manage our business and results of operations may be negatively impacted.

Our business substantially depends upon the continued growth of the Internet and Internet-based systems.

     A substantial portion of our business and revenue depends on growth of the Internet and on the deployment of our product by customers that depend on the continued growth of the Internet. As a result of the economic slowdown and the reduction in capital spending, which have particularly affected telecommunications service providers, spending on Internet infrastructure has declined, which has had a material adverse effect on our business. To the extent that the economic slowdown and reduction in capital spending continue to adversely affect spending on Internet infrastructure, we could continue to experience material adverse effects on our business, operating results and financial condition.

Regulation of the telecommunications industry as well as the Internet and commerce over the Internet could harm our operating results and future prospects.

     The telecommunications industry is highly regulated and our business and financial condition could be adversely affected by changes in the regulations relating to the telecommunications industry. Currently there are few laws or regulations that apply directly to access to or commerce on the Internet. We could be adversely affected by regulation of the Internet and Internet commerce in any country where we operate. Such regulations could include matters such as voice over the Internet or using Internet Protocol, encryption technology, and access charges for Internet service providers. The adoption of regulation of the Internet and Internet commerce could decrease demand for our products, and at the same time increase the cost of selling our products, which could have a material adverse effect on our business, operating result and financial condition.

Risks related to the notes

Substantial leverage and debt service obligations may adversely affect our cash flow.

     We have substantial amounts of outstanding indebtedness, primarily our outstanding 4.75% Convertible Subordinated Notes due 2007 and the outstanding notes. As a result of this indebtedness, our principal payment obligations will increase substantially. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We may also add equipment loans and lease lines to finance capital expenditures and may obtain additional long-term debt, working capital lines of credit and lease lines.

     Our substantial leverage could have significant negative consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

The notes are unsecured, and future indebtedness could effectively rank senior to the notes.

     The notes are unsecured and rank equal in right of payment with our existing and future unsecured and unsubordinated indebtedness. The notes are effectively subordinated to any secured debt to the extent of the value of the assets that secure the indebtedness. The notes are also “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

     The indenture governing the notes does not prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities, or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness and in particular the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we will incur additional indebtedness in the future.

We may be unable to repay or repurchase the notes.

     At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if we experience a change in control, as defined in the indenture, you may require us to repurchase all or a portion of your notes. At maturity or if a change in control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the indenture for the notes, we may elect, subject to certain conditions, to pay the repurchase price upon a change in control with shares of our common stock. Any future borrowing arrangements or agreements relating to debt to which we become a party may contain restrictions on, or prohibitions against, our repayments or repurchases of the notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repaying or repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the notes. In that case, our failure to repurchase any tendered notes or repay the notes due upon maturity would constitute an event of default under the indenture.

The price of our common stock and therefore the price of our notes may fluctuate significantly, which may result in losses for investors.

     The market price for our common stock and therefore the price of our notes may be volatile. Among the factors that could affect our stock price, and therefore the price of our notes, are:

•	variations in our quarter-to-quarter operating results;

•	announcements by us or our competitors of significant contracts, new or enhanced products or services, acquisitions, distribution partnerships, joint ventures or capital commitments;

•	changes in financial estimates or investment recommendations by securities analysts following our business;

•	our sale of common stock or other securities in the future;

•	changes in economic and capital market conditions for companies in our sector;

•	changes in market valuations or earnings of our competitors;

•	changes in business or regulatory conditions; and

•	the trading volume of our common stock.

There is no public market for the notes and we cannot guarantee that a public market will develop or continue.

     There is no established public trading market for the notes. At the time of the original issuance of the notes in May 2003 to Goldman, Sachs & Co., they advised us that as initial purchaser of the notes they intended to make a market in the notes. However, as initial purchaser they are not obligated to do so and may discontinue market-making activities at any time without notice. Consequently, we cannot ensure that any market for the notes will develop, or if one does develop, that it will continue for any period of time. If an active market for the notes fails to develop or continue, this failure could harm the trading price of the notes. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.

Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

     Provisions of our amended and restated certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See “Description of Capital Stock”.

The notes are not protected by restrictive covenants.

     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Juniper Networks except to the extent described under “Description of the Notes — Repurchase at Option of Holders Upon a Change in Control”.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     In addition to the other information contained or incorporated by reference in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 13, in evaluating an investment in the notes or the common stock issuable upon conversion of the notes. These include forward-looking statements concerning expected changes in expense levels, the availability of products from suppliers and contract manufacturers, product costs and sales prices, liquidity and similar language based on the expectations of our management as of the date of this prospectus. However, there may be events in the future that we are not able to predict or over which we have no control.

     There can be no assurance that our expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. The future financial condition and results of operations of Juniper Networks, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth herein and those described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and Juniper Networks assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by any selling security holder of the notes or the underlying common stock into which the notes may be converted.

DESCRIPTION OF THE NOTES

     The notes were issued under an indenture between us and Wells Fargo Bank Minnesota, N.A., as trustee. Because this section is a summary, it does not describe every aspect of the notes, the indenture and the registration rights agreements. The following summaries of certain provisions of the indenture and the registration rights agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provision of the notes, the indenture and the registration rights agreement, including the definitions therein of certain terms.

General

     The notes are our senior unsecured obligations. The notes are limited to $400,000,000. We are required to repay the principal amount of the notes in full on June 15, 2008.

     We will not pay interest on the notes.

     You may convert the notes into shares of our common stock, subject to certain conditions, at the initial conversion rate stated on the front cover of this prospectus at any time before the close of business on the maturity date, unless the notes have been previously repurchased. The conversion rate may be adjusted as described below.

     We may not redeem the notes prior to their maturity date.

     If we experience a change in control, you will have the right to require us to repurchase your notes as described below under the section entitled “ — Repurchase at Option of Holders Upon a Change in Control.” Holders of notes submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for repurchase.

     Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

     The notes are issued:

•	only in fully registered form,

•	without interest coupons, and

•	in denominations of $1,000 and greater multiples of $1,000.

     The notes are currently evidenced by one global note which was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note maybe transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless one or more of the following events occurs:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note,

•	Juniper Networks, at its option, notifies the trustee in writing that it elects to cause the issuance of the notes in certificated form, or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

     In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

     Unless we elect to cause the issuance of the notes in certificated form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get notes registered in your name if they are represented by the global note,

•	you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes,

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose, and

•	all payments on the global note will be made to DTC or its nominee.

     The laws of some jurisdictions require that certain kinds of purchasers can only own securities in definitive, certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

     Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

     Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

     We will make cash payments of principal of, any liquidated damages on, and the repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

     We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

     We understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

     DTC has also advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, clearing corporation within the meaning of the Uniform Commercial Code, as amended, and clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act,

•	DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants,

•	participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations,

•	certain participants, or their representatives, together with other entities, own DTC, and

•	indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

     The conversion rate is equal to the number of shares per $1,000 principal amount of notes shown on the cover page of this prospectus subject to the adjustment as specified below. The initial conversion rate is equivalent to a conversion price of approximately $20.14. The conversion price is equal to $1,000 principal amount of bonds divided by the conversion rate. You will have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date, subject to the adjustments described below, as follows:

•	you will have such conversion right in a conversion period on any date on or prior to December 31, 2007, if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of such conversion period was more than 110% of the then current conversion price,

•	if, on any date after December 31, 2007, the closing sale price of our common stock is more than 110% of the then current conversion price of the notes, then you will have such conversion right at all times thereafter,

•	we distribute to all or substantially all holders of common stock of Juniper Networks rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution,

•	we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution, or

•	we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control.

     We define conversion period in the indenture to be the period from and including the eleventh trading day in a fiscal quarter to, but excluding, the eleventh trading day of the following fiscal quarter. In the case of the third and fourth bullet points above, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of a distribution identified in the third or fourth bullets above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without converting. In the case of the fifth bullet point above, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction.

     You also may convert your notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined below) for the notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price on the notes and less than or equal to 110% of the then current conversion price of the notes, you surrender your notes for conversion and the notes are not otherwise convertible, you will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of your notes on such conversion date. If we elect to pay you in common stock or in a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date.

     We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is convertible.

     You may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

     As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

     No payment or adjustment for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

     You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay tax with respect to cash received in lieu of fractional shares and any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

     The conversion rate will be subject to adjustment for, among other things:

•	dividends and other distributions payable in our common stock on shares of our common stock,

•	the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants,

•	subdivisions, combinations and reclassifications of our common stock,

•	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets (if we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution), including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to above,

•	dividends and distributions paid exclusively in cash, and

•	distributions upon mergers or consolidations discussed below,

•	distributions consisting exclusively of cash, excluding any cash portion of distributions referred to in the bullet point immediately above or cash distributed upon a merger or consolidation referred to below, to all holders of our common stock in an aggregate amount that, combined together with:

•	other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made, and

•	any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding, and

•	the successful completion of a tender offer, which would constitute a tender offer under the federal securities laws, made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

•	any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustment has been made, and

•	the aggregate amount of all cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer, being the product of the current market price per share of our common stock as of the last time tenders could have been made pursuant to such tender offer multiplied by the number of shares of common stock outstanding.

     We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

     In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

     We may increase the conversion rate for any period of at least 20 days, upon at least 15 days notice, if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of notes at least 15 days’ notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a change in control as defined below.

     If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. For more information regarding tax considerations, see the subsection entitled “Certain United States Federal Income Tax Considerations — U.S. Holders” below.

Ranking

     The notes:

•	are senior unsecured obligations,

•	rank on parity in right of payment with all of our existing and future senior unsecured debt, and

•	rank senior to all of our existing and future debt that expressly provides that it is subordinated to the notes, including our 4.75% Convertible Subordinated Notes due 2007.

     The notes are also effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and to debt and other liabilities of our subsidiaries. As of May 31, 2003, our subsidiaries had approximately $80.1 million of liabilities in the aggregate (excluding intercompany liabilities).

     The notes are “Designated Senior Debt” for purposes of the indenture governing our 4.75% Convertible Subordinated Notes due 2007.

     The indenture does not limit our ability to incur debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

Optional Redemption by Juniper Networks

     We may not redeem the notes prior to their maturity date.

     No sinking fund is provided for the notes.

Payment and Conversion

     We will make all payments of principal and any liquidated damages on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $5,000,000, at your request we will make payments of principal or liquidated damages to you by wire transfer to an account maintained by you at a bank in The City of New York. If you hold registered notes with a face value in excess of $5,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least fifteen days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.

     Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global note, or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

     Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, New York.

Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of taxes, if applicable.

     We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of and liquidated damages, if any, on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given as described in the “Notices” subsection below.

     All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of or liquidated damages, if any, on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Repurchase at Option of Holders Upon a Change in Control

     If a change in control as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof in integral multiples of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with liquidated damages, if any, accrued to, but excluding, the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the indenture.

     Within 30 days after the occurrence of a change in control, we are obligated to give to you notice of the change in control and of the repurchase right arising as a result of the change of control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

     A change in control will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires a beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans, or

(2)	we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than:

•	any such transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, or

•	any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

     However, a change in control will not be deemed to have occurred if either:

•	the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control and the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days, or

•	all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a change of control under the clauses (1) and/or (2) above in the preceding paragraph above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock.

     For purposes of these provisions:

•	whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act, and

•	a person includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

     The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with these rules and regulations to the extent they apply at that time.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

     The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase substantially all under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

Mergers and Sales of Assets by Juniper Networks

     We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us, unless:

•	the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal of, and liquidated damages, if any, on the notes and the performance of our other covenants under the indenture, and

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Events of Default

     The following are events of default under the indenture:

•	we fail to pay principal of any note when due,

•	we fail to pay any liquidated damages on any note when due, which failure continues for 30 days,

•	we fail to provide notice of a change in control or to consummate a change in control offer to purchase,

•	we fail to perform any other covenant in the indenture, which failure continues for 60 days following written notice as provided in the indenture,

•	any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries in an aggregate principal amount in excess of $35.0 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture, and

•	events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries specified in the indenture.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification to the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization occurs and is continuing with respect to Juniper Networks, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs with respect to Juniper Networks, then the principal of all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see the subsection entitled “Meetings, Modification and Waiver” below.

     You do not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	you give the trustee written notice of a continuing event of default,

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings,

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request, and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

     However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

     We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver

     The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

     Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, or

•	by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

     The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

•	change the stated maturity of the principal of a note,

•	reduce the principal amount of any note,

•	reduce the amount payable upon a mandatory repurchase,

•	modify the provisions with respect to the repurchase right of holders of notes in a manner adverse to the holders,

•	change the place or currency of payment on a note,

•	impair the right to institute suit for the enforcement of any payment on any note,

•	modify our obligation to maintain an office or agency in New York City,

•	modify any provision that adversely affects the right to convert the notes other than a modification or amendment required by the terms of the indenture,

•	reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify, amend or waive compliance with certain provisions of the indenture or to waive certain defaults,

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Registration Rights

     In connection with the initial private placement of the notes we entered into a registration rights agreement with the initial purchaser. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the registrable securities, that we will, at our expense:

•	file with the SEC, within 90 days after the date the notes were originally issued, a shelf registration statement covering resales of the registrable securities,

•	use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes were originally issued, and

•	use our reasonable efforts to keep effective the shelf registration statement until the earlier of two years after the date the notes are issued or such time as there are no outstanding registrable securities.

     We have filed this registration statement to meet our obligations under the registration rights agreement. We are permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90 day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

     We may, upon written notice to all holders of the notes, postpone having the shelf registration statement declared effective for a reasonable period of time not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, liquidated damages, will accrue on any notes constituting registrable securities if either of the following registration defaults occurs:

•	on or prior to 90 days following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC, or

•	on or prior to 180 days following the date the notes were originally issued, the shelf registration statement is not declared effective.

     In that case, liquidated damages will accrue on the notes constituting registrable securities from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears on the next succeeding June 15 or December 15 following the accrual of the liquidated damages.

     The rates at which liquidated damages will accrue will be as follows:

•	0.25% of the principal amount per annum to and including the 90th day after the registration default, and

•	0.5% of the principal amount per annum from and after the 91st day after the registration default.

     In addition, liquidated damages will accrue on notes constituting registrable securities if:

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90 day period, or

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 365 day period.

     In either event, the liquidated damages on the notes will be 0.50% of the principal amount per annum from the first day that the 30 day or 90 day period is exceeded, whichever occurs first. The liquidated damages will continue until the earlier of the following:

•	the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the liquidated damages, or

•	two years after the date the notes were issued or, if earlier, until there are no outstanding registrable securities.

     A holder electing to sell any securities pursuant to the shelf registration statement:

•	must be named as a selling security holder in the related prospectus,

•	may be required to deliver a prospectus to purchasers,

•	may be subject to certain civil liability provisions under the Securities Act in connection with these sales, and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

     We have agreed in the registration right agreement to use our reasonable efforts to cause shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market. However, if the common stock is not then quoted on the Nasdaq National Market, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then quoted or listed, upon effectiveness of the shelf registration statement.

     This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

Notices

     Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

     We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

     We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

     The indenture, the notes and the registration rights agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

DESCRIPTION OF CAPITAL STOCK

General

     As of the date of this prospectus, our authorized capital stock consists of 1,010,000,000 shares. Those shares consist of (1) 1,000,000,000 shares designated as common stock, $0.00001 par value, and (2) 10,000,000 shares designated as preferred stock, $0.00001 par value. The following summary of certain provisions of the common stock and preferred stock does not purport to be complete though we believe it contains all the material provisions, and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation and by the provisions of applicable law.

Preferred stock

     As of May 31, 2003, there were no shares of preferred stock outstanding. Pursuant to our certificate of incorporation, our board of directors has the authority, without further action or vote by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares constituting any series and the designations of such series. Any or all of these rights may be greater than the rights of the common stock.

     The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

Common stock

     As of May 31, 2003, there were approximately 380,357,841 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such non-cumulative dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. Currently, we are not paying dividends. See “Dividend Policy.” In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

     Our common stock is listed on the Nasdaq National Market under the symbol “JNPR.” The transfer agent and registrar for the common stock is Wells Fargo Shareowner Services.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

     Our certificate of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our stockholders. Our board of directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue such shares without a stockholder vote.

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging or preventing attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. Our certificate of incorporation and bylaws also provide that our board of directors be divided into three classes, with each class serving staggered three-year terms, and that certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66 2/3% of the voting power of all outstanding stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, this discussion is limited to initial purchasers of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

     All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

U.S. Holders

     As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the U.S. under an applicable income tax treaty), (ii) a corporation formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A “Non-U.S. Holder” is any holder of a note or common stock other than a U.S. Holder or a foreign or domestic partnership.

     If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership, and partners in such partnership, should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

     Interest

     The notes will not bear interest. However, if we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional amounts referred to as liquidated damages in the manner described under the caption “Description of the Notes.” If the amount or timing of any liquidated damages on a note is contingent, the note could be subject to special rules that apply to debt instruments that provide for contingent payments (“contingent debt instruments”). These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. We believe that the possibility of liquidated damages is remote and, accordingly, the notes should not be treated as contingent debt instruments because of this potential liquidated damages provision. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Our position in this regard is binding on U.S. Holders unless they disclose their contrary position. If the notes were treated as contingent debt instruments, the consequences described above would apply. In the event that we pay liquidated damages, the holders would be required to recognize liquidated damages income. The proper characterization of the liquidated damages for federal income tax purposes is unclear. Such amounts could be characterized as additional interest, taxable as ordinary income if paid prior to conversion, a dividend if paid after conversion or the payment of contract damages.

     Conversion of Notes Into Common Stock

     A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. To the extent we elect to deliver cash instead of shares of common stock, the tax consequences of the exchange will be as described below under “Certain United States Federal Income Tax Considerations — U.S. Holders — Sale, Exchange or Retirement of the Notes.” Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

     The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows holders to receive more shares of common stock on conversion may increase the holders’ proportionate interests in our earnings and profits or assets. In that case, the holders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate holders for distributions of cash or property to our stockholders. Not all changes in the conversion rate that allow holders to receive more stock on conversion, however, increase the holders’ proportionate interests in the company. For instance, a change in conversion rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the holders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

     Sale, Exchange or Retirement of the Notes

     Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege to the extent we elect to deliver shares of common stock rather than cash), redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received and (ii) such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than 12 months at the time of the sale or exchange. Generally, long term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

     If upon a change of control, a U.S. Holder requires us to repurchase some or all of such holder’s notes and we elect to pay the repurchase price with shares of our common stock, and if the notes are “securities” for U.S. federal income tax purposes, the holder would generally not recognize any gain or loss on the exchange. If the U.S. Holder receives cash in lieu of a fractional share of common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The U.S. Holder’s aggregate basis in the common stock received in exchange for the notes (including any fractional share for which cash is paid) would equal his adjusted basis in the note. The U.S. Holder’s holding period for the common stock so received would include the period during which the holder held the note. If the notes are not “securities” for U.S. federal income tax purposes, then the exchange would be subject to the general rules for exchanges described in the preceding paragraph.

     The Common Stock

     Distributions, if any, paid on the common stock, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a U.S. Holder’s income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

     For purposes of withholding tax on dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

     Dividends

     In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty. A non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

     Conversion

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock. However, cash received to the extent we elect to deliver cash instead of shares of common stock or cash received in lieu of a fractional share will be subject to U.S. federal income tax in the manner described below under “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Sale, Exchange or Redemption of Notes or Common Stock.”

     Sale, Exchange or Redemption of Notes or Common Stock

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

     Backup Withholding and Information Reporting

     The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

     Payments of dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

     The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of dividends on common stock will generally not be subject to information reporting or backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under the subsection entitled “Non-U.S. Holders — Dividends.”

     Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

     Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

     Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITY HOLDERS

     We originally issued the notes in private placements in May and June 2003 to the initial purchaser, Goldman, Sachs & Co. The initial purchaser resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

     The following table contains information as of August 25, 2003 with respect to the selling security holders and the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.

			Number of	Percentage of
	Principal Amount at Maturity		Shares of	Common
	of Notes Beneficially	Percentage	Common Stock	Stock
	Owned That	of Notes	That May	Outstanding
Name	May Be Sold	Outstanding	Be Sold (1)	(2)

AIG DKR SoundShore Oasis Holding Fund Ltd. 29 Richmond Road Pembroke HM08 Bermuda	$10,000,000	2.50%	496,524	*

AIG DKR SoundShore Strategic Holding Fund Ltd. 29 Richmond Road Pembroke HM08 Bermuda	$3,000,000	*	148,957	*

American AAdvantage Funds Calamos Asset Management, Inc. 1111 East Warrenville Road Naperville, IL 60563-1493	$215,000	*	10,675	*

Arbitex Master Fund, L.P. c/o Arbitex Asset Management, L.P. 1601 Elm Street, Suite 4000 Dallas, TX 75201	$13,500,000	3.38%	670,307	*

Banc of America Securities LLC 100 West 33rd Street, Third Floor New York, NY 10001	$13,395,000	3.35%	665,094	*

Barclays Global Investors Diversified Alpha Plus Funds c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	$575,000	*	28,550	*

Bear, Stearns & Co. Inc. 383 Madison Ave. 23rd Floor — Global Fund New York, NY 10179	$3,500,000	*	173,783	*

CIBC World Markets 417 5th Avenue, 2nd Floor New York, NY 10016	$5,000,000	1.25%	248,262	*

Clinton Multistrategy Master Fund, Ltd. Clinton Group, Inc. 9 West 57th Street, 26th Floor New York, NY 10019	$15,250,000	3.81%	757,199	*

Clinton Riverside Convertible Portfolio Limited Clinton Group, Inc. 9 West 57th Street, 26th Floor New York, NY 10019	$15,650,000	3.91%	777,060	*

DBAG — London 31 West 52nd Street, 4th Floor New York, NY 10019	$1,000,000	*	49,652	*

Deutsche Bank Securities Inc. 1251 Avenue of the Americas, 26th Floor New York, NY 10020 Mail Stop NYC07-2631	$750,000	*	37,239	*

Drake Offshore Master Fund Ltd. Drake Management LLC 660 Madison Avenue New York, NY 10021	$11,500,000	2.88%	571,002	*

Forest Fulcrum Fund LP 53 Forest Avenue Old Greenwich, CT 06870	$1,375,000	*	68,272	*

			Number of	Percentage of
	Principal Amount at Maturity		Shares of	Common
	of Notes Beneficially	Percentage	Common Stock	Stock
	Owned That	of Notes	That May	Outstanding
Name	May Be Sold	Outstanding	Be Sold (1)	(2)

Forest Global Convertible Fund, Ltd., Class A-5 53 Forest Avenue Old Greenwich, CT 06870	$7,590,000	1.90%	376,861	*

Forest Multi-Strategy Master Fund SPC on behalf of its Multi-Strategy Segregated Portfolio 53 Forest Avenue Old Greenwich, CT 06870	$1,500,000	*	74,478	*

Goldman Sachs & Company 295 Chipeta Way, 4th Floor Salt Lake City, UT 84108	$18,183,000	4.55%	902,830	*

Guggenheim Portfolio Co. XV, LLC Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$1,500,000	*	74,478	*

Jersey (IMA) LTD. c/o Liberty View Capital Management 111 River Street, Suite 1000 Hoboken, NJ 07030	$1,200,000	*	59,582	*

JP Morgan Securities, Inc. 500 Stanton Christiana Road Newark, DE 19713	$6,000,000	1.50%	297,914	*

Liberty View Funds L.P. c/o Liberty View Capital Management 111 River Street, Suite 1000 Hoboken, NJ 07030	$4,800,000	1.20%	238,331	*

LLT Limited Washington Mall — Phase 1 Church Street, Third Floor Hamilton HM11 Bermuda	$625,000	*	31,032	*

Lydian Global Opportunities Master Fund LTD Lydian Asset Management LP 495 Post Road East Westport, CT 06880	$5,000,000	1.25%	248,262	*

Lydian Overseas Partners Master Fund Lydian Asset Management LP 495 Post Road East Westport, CT 06880	$10,000,000	2.50%	496,524	*

Lyxor/Forest Fund Ltd. c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	$3,500,000	*	173,783	*

Man Convertible Bond Master Fund, Ltd. c/o Marin Capital Partners, LP 101 Glacier Point Road, Suite D San Rafael, CA 94901	$6,964,000	1.74%	345,779	*

Meadow IAM Limited Clinton Group, Inc. 9 West 57th Street, 26th Floor New York, NY 10019	$975,000	*	48,411	*

Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$500,000	*	24,826	*

			Number of	Percentage of
	Principal Amount at Maturity		Shares of	Common
	of Notes Beneficially	Percentage	Common Stock	Stock
	Owned That	of Notes	That May	Outstanding
Name	May Be Sold	Outstanding	Be Sold (1)	(2)

Ramius Master Fund, LTD Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$15,125,000	3.78%	750,993	*

Ramius Partners II, LP Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$275,000	*	13,654	*

Ramius, LP Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$200,000	*	9,930	*

RBC Alternative Assets LP c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	$339,000	*	16,832	*

RCG Baldwin, LP Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$750,000	*	37,239	*

RCG Halifax Master Fund, LTD Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$750,000	*	37,239	*

RCG Latitude Master Fund, LTD Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$15,125,000	3.78%	750,993	*

RCG Multi Strategy Master Fund, LTD Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$600,000	*	29,791	*

Relay 11 Holdings Co. c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	$450,000	*	22,343	*

Sphinx Convertible Arbitrage SPC c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	$210,000	*	10,427	*

St. Thomas Trading, Ltd. c/o Marin Capital Partners, LP 101 Glacier Point Road, Suite D San Rafael, CA 94901	$16,786,000	4.20%	833,465	*

Univest Convertible Arbitrage Fund Ltd. c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	$186,000	*	9,235	*

Van Kampen Harbor Fund Anita Karier — c/o Van Kampen Asset Management Inc. 2800 Post Oak Boulevard Houston, TX 77056	$5,000,000	1.25%	248,262	*

White River Securities L.L.C. 383 Madison Ave. 23rd Floor — Global Fund New York, NY 10179	$3,500,000	*	173,783	*

Xavex Convertible Arbitrage #5 Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	$800,000	*	39,721	*

Xavex Convertible Arbitrage 4 Fund c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	$250,000	*	12,413	*

Zurich Institutional Benchmarks Master Fund Ltd. c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	$900,000	*	44,687	*

Any other holder of Notes or future transferee, pledgee, donee or successor of any holder (3) (4)	$47,910,000	11.98%	2,378,848	*

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion price of approximately $20.14 per share of common stock. However, this conversion price will be subject to adjustment as described under the section entitled “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 380,357,841 shares of common stock outstanding as of May 31, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3)	Information about other selling security holders will be set forth in prospectus supplements, if required.

(4)	Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     We prepared this table based on the information supplied to us by the selling security holders named in the table. The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date on which the information in the above table is presented. Information about the selling security holders may change from time to time. Any changed information with respect to which we are given notice will be set forth in prospectus supplements.

     To our knowledge, other than their ownership of the securities described in the above table, none of the selling security holders nor has any of their affiliates, officers, directors or principal equity holders (5% or more) has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

     Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. Except as otherwise indicated above, to our knowledge, the persons and entities named in the selling security holder table have sole voting and sole investment power with respect to all securities which they beneficially own.

     None of the selling security holders who are affiliates of broker-dealers, other than the initial purchasers, purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

     Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling security holders;

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the common stock.

     The selling security holders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and the underlying common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were to be deemed underwriters, the selling security holders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.

     The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and the underlying common stock, the selling security holders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling security holders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling security holders. Selling security holders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     Our common stock is listed on the Nasdaq National Market under the symbol “JNPR.” We do not intend to apply for the listing of the notes on any securities exchange or for quotation through the Nasdaq National Market. Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop.

     There can be no assurance that any selling security holder will sell any or all of the notes and the underlying common stock pursuant to this prospectus. In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling security holders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

     Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling security holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

     The validity of the securities offered by this prospectus has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Reports, proxy and information statements, and other information filed electronically by us with the SEC are available to the public at the SEC’s Web site at www.sec.gov. However, information on the SEC’s Web site does not constitute a part of this prospectus.

     In this document, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until this offering is completed:

•	our annual report on Form 10-K for the year ended December 31, 2002;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2003;

•	our current reports on Form 8-K filed on May 28, 2003 and June 4, 2003; and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on June 11, 1999 pursuant to Section 12(g) of the Exchange Act.

     You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations Juniper Networks, Inc. 1194 North Mathilda Avenue Sunnyvale, California 94089 Telephone: 888-JUNIPER (888-586-4737)

     You should rely only on the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front of the prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the documents.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):

Registration fee	$32,360
Accounting fees and expenses	$150,000
Printing and engraving	$60,000
Trustee’s fees and expenses	$25,000
Legal fees and expenses of the registrant	$250,000
Miscellaneous	$32,640

Total	$550,000

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article EIGHTH of our amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

     Article VI of our bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Juniper Networks if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and certain officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and certain officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers’ insurance, if available on reasonable terms.

Item 16. Exhibits

     The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Exhibit Title

3.1	Amended and Restated Certificate of Incorporation of the Company, as amended. (1)
3.2	Amended and Restated Bylaws of the Company, as amended.(2)
4.1	Indenture, dated as of June 2, 2003, between the Company and Wells Fargo Bank Minnesota, National Association.(3)
4.2	Form of Note (included in Exhibit 4.1).(3)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*
10.1	Registration Rights Agreement, dated June 5, 2003, between the Company and the initial purchaser named therein.(3)
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of Ernst & Young LLP, independent auditors.(3)
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).*
24.1	Power of Attorney of certain directors and officers of Juniper Networks, Inc. (see page II-4 of initial filing of this Form S-3).(2)
25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.(3)

*	Filed herewith.

(1)	Incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(2)	Previously filed on July 8, 2003.

(3)	Previously filed on July 11, 2003.

Item 17. Undertakings

     1.     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2.     The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on August 25, 2003.

JUNIPER NETWORKS, INC.

By:	/s/ Marcel Gani

Marcel Gani Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated:

Name	Title	Date

* Scott Kriens	President, Chief Executive Officer and Chairman of the Board (Chief Executive Officer)	August 25, 2003

* Marcel Gani	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 25, 2003

* Pradeep Sindhu	Chief Technical Officer and Vice Chairman of the Board	August 25, 2003

* William R. Hearst III	Director	August 25, 2003

* Vinod Khosla	Director	August 25, 2003

* C. Richard Kramlich	Director	August 25, 2003

* Kenneth Levy	Director	August 25, 2003

* Stratton Sclavos	Director	August 25, 2003

* William R. Stensrud	Director	August 25, 2003

*By: /s/ Lisa C. Berry Lisa C. Berry (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

3.1	Amended and Restated Certificate of Incorporation of the Company, as amended. (1)
3.2	Amended and Restated Bylaws of the Company, as amended. (2)
4.1	Indenture, dated as of June 2, 2003, between the Company and Wells Fargo Bank Minnesota, National Association.(3)
4.2	Form of Note (included in Exhibit 4.1).(3)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*
10.1	Registration Rights Agreement, dated June 5, 2003, between the Company and the initial purchaser named therein.(3)
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of Ernst & Young LLP, independent auditors.(3)
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).*
24.1	Power of Attorney of certain directors and officers of Juniper Networks, Inc. (see page II-4 of initial filing of this Form S-3). (2)
25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.(3)

*	Filed herewith.

(1)	Incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(2)	Previously filed on July 8, 2003.

(3)	Previously filed on July 11, 2003.